Exhibit 99.1

FOR RELEASE THURSDAY, OCTOBER 26, 2017

Investor Contact:	Press Contact:

Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM ANNOUNCES THIRD-QUARTER 2017 RESULTS; UPDATES 2017 OUTLOOK

MCLEAN, Va. – October 26, 2017 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the third quarter of 2017 and updated its full-year 2017 outlook. Net income was $29.3 million, or $0.23 per diluted share, for the third quarter of 2017, as compared to $31.6 million, or $0.26 per diluted share, for the third quarter of 2016. Operational EBITDA (“OEBITDA”)(1) for the third quarter was $71.8 million, as compared to $69.7 million for the prior-year period, representing an OEBITDA margin(1) of 62%. OEBITDA benefitted from continued growth in the Company’s Internet of Things (IoT) business and from higher equipment sales.

Iridium reported third-quarter total revenue of $116.5 million, which consisted of $89.9 million of service revenue and $26.6 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 3% versus the comparable period of 2016, and service revenue rose by 3% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 77% of total revenue for the third quarter of 2017.

The Company ended the quarter with 949,000 total billable subscribers, which compares to 838,000 for the year-ago period and is up from 912,000 for the quarter ended June 30, 2017. Total billable subscribers grew 13% year-over-year, driven by growth in commercial M2M and government customers.

“Iridium’s commercial service revenue grew a healthy 4% in the third quarter fueled by ongoing demand for satellite IoT services and a seasonal rise in equipment sales. Large storms in Florida, Texas and Puerto Rico demonstrated the criticality of Iridium’s communications network as thousands of Iridium devices were deployed by first responders and relief organizations to provide aid in impacted areas,” said Matt Desch, CEO, Iridium. Desch continued, “Based upon the momentum that our commercial business continues to enjoy, we are tightening our full-year OEBITDA guidance to the high end of our 2017 outlook.”

Commenting on Iridium® NEXT, Desch said, “Our third batch of Iridium NEXT satellites successfully launched in early-October. All 10 satellites will be placed into service and enhance Iridium’s growing broadband capabilities ahead of next year’s rollout of Iridium CertusSM broadband.” Desch continued, “As previously announced, we are excited about our upcoming launch of 10 Iridium NEXT satellites, which SpaceX has scheduled for December 22 at 5:26 p.m. PST from Vandenberg Air Force Base.”

Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 58% of the Company’s total revenue during the third quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $67.9 million, up 4% from last year’s comparable period.

•	Commercial voice and data subscribers were up 3% from the year-ago period to 368,000 customers. Commercial voice and data average revenue per user (“ARPU”) was $43 during the third quarter, compared to $44 in the prior-year period. Commercial M2M data subscribers grew 22% from the year-ago period to 486,000 customers. Commercial M2M data ARPU was $13 during the third quarter, compared to $15 in the prior-year period.

•	Iridium’s commercial business ended the quarter with 854,000 billable subscribers, which compares to 756,000 for the year-ago period and is up from 821,000 for the quarter ended June 30, 2017. M2M data subscribers represented 57% of billable commercial subscribers at the end of the quarter, an increase from 53% at the end of the prior-year period.

Service – Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated. The Company operates under two Defense Information Systems Agency (“DISA”) contracts, which include a $400 million, five-year, fixed-price agreement for satellite communications services and a $38 million multi-year contract to support and maintain the Department of Defense’s (“DoD”) dedicated gateway.

•	Government service revenue was $22 million, consistent with the prior-year period, as the final step up in the fixed fee under the Company’s airtime services contract with DISA occurred in 2015.

•	Iridium’s government business ended the quarter with 95,000 subscribers, which compares to 82,000 for the year-ago period and is up from 92,000 for the quarter ended June 30, 2017. Government voice and data subscribers increased 14% from the year-ago period to 49,000 as of September 30, 2017. M2M data subscribers increased 18% year-over-year and represented 48% of government subscribers, steady from 48% at the end of the prior-year period.

Equipment

•	Equipment revenue was $21.8 million during the third quarter, up 9% from the prior-year period.

•	In light of recent strength driven by hurricane-related activity, the company expects full-year equipment sales to be approximately flat to 2016 results.

Engineering & Support

•	Engineering and support revenue was $4.9 million during the third quarter, compared to $5.6 million in the prior-year’s quarter, primarily due to the episodic nature of government-sponsored projects.

Capital expenditures were $122.5 million for the third quarter and primarily related to spending for the Company’s next-generation satellite constellation, Iridium NEXT. The Company ended the third quarter with a cash and marketable securities balance of $350.4 million and gross debt of $1.8 billion. Net debt was $1.4 billion, calculated as $1.8 billion of gross credit facility debt plus $28.9 million of vendor financing, less $350.4 million of cash and marketable securities, as well as $102.0 million in restricted cash.

2017 Outlook

The Company affirmed its full-year 2017 outlook for total service revenue growth and updated its outlook for OEBITDA. The Company expects:

•	Total service revenue growth between 3% and 5% for the full-year 2017.

•	Full-year 2017 OEBITDA between $260 million and $265 million. OEBITDA for 2016 was $254.2 million.

Long-Range Outlook

The Company also affirmed its long-range outlook for total service revenue growth, OEBITDA margin, cash taxes, peak net leverage and 2019 net leverage. Based on the expected 2018 Iridium NEXT system completion, the Company continues to expect:

•	Total service revenue between $440 million and $465 million for the full-year 2019.

•	OEBITDA margin of approximately 60% in 2019.

•	Negligible cash taxes from 2017 to approximately 2020.

•	Peak net leverage of 6.0x to 6.5x OEBITDA in 2017.

•	Net leverage of approximately 4.5x OEBITDA in 2019.

Non-GAAP Financial Measures & Definitions

(1)

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction. Iridium NEXT revenue and expenses are expected to be excluded from Operational EBITDA through 2017. In 2018, Iridium NEXT revenues are expected to exceed recurring Iridium NEXT expenses (recurring Iridium NEXT expenses are not part of the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”)). Accordingly, the Company expects that beginning in 2018, Iridium NEXT revenues and these recurring expenses will no longer be excluded in calculating Operational EBITDA. U.S. GAAP requires that certain of the Construction Costs be expensed. These certain Construction Costs, which beginning in 2018 will principally consist of in-orbit insurance, will continue to be excluded from the calculation of Operational EBITDA through 2019. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, Iridium NEXT revenue and expenses (for periods prior to the deployment of Iridium NEXT only), loss from investment in Aireon, share-based compensation expenses, the impact of purchase accounting, and non-cash gain from the Boeing transaction, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. It also excludes expenses in connection with the development, deployment and financing of Iridium NEXT and the loss from investment in Aireon. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non-GAAP financial measures.

Iridium Communications, Inc.

Supplemental Reconciliation of GAAP Net Income to Operational EBITDA

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
GAAP net income	$29,253	$31,555	$91,979	$86,929
Interest expense	56	253	240	1,030
Interest income	(1,302)	(953)	(3,151)	(3,288)
Income taxes	10,055	18,647	40,195	49,287
Depreciation and amortization	22,944	11,809	56,652	37,588
Iridium NEXT expenses, net	6,823	4,775	15,350	12,118
Share-based compensation	3,948	3,803	11,686	9,883
Non-cash purchase accounting	—	(215)	—	(621)
Non-cash gain on Boeing transaction	—	—	(11,003)	—

Operational EBITDA	$71,777	$69,674	$201,948	$192,926

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. ET on Thursday, October 26, 2017. Callers should dial (877) 334-1964 (U.S. only) or (631) 291-4574 (from outside the U.S.) to access the call. The conference call ID is 93129783. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. The company has a major development program underway for its next-generation network – Iridium NEXT. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the NASDAQ Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com. IRDM-F

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to subscriber voice usage in the coming quarter; total service revenue growth and OEBITDA for 2017; service revenue, OEBITDA margin, cash taxes and leverage over the longer-term; the development of and timing for launch and completion of Iridium NEXT and the availability of related services, including Iridium Certus; anticipated equipment revenue; and expected revenue from Iridium’s contracts with the U.S. Department of Defense. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. Government; Iridium’s ability to maintain the health, capacity and content of its current satellite constellation; the manufacture and launch of and transition to Iridium NEXT, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on February 23, 2017, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements. ###

Iridium Communications, Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended September 30,
	2017	2016
Revenue
Service revenue
Commercial	$67,902	$65,316
Government	22,000	22,000

Total service revenue	89,902	87,316
Subscriber equipment	21,784	19,900
Engineering and support service	4,861	5,578

Total revenue	116,547	112,794

Operating expenses
Cost of services (exclusive of depreciation and amortization)	20,883	15,936
Cost of subscriber equipment sales	12,186	11,476
Research and development	3,981	5,038
Selling, general and administrative	18,471	18,767
Depreciation and amortization	22,944	11,809

Total operating expenses	78,465	63,026

Operating income	38,082	49,768

Other income (expense)
Interest income, net	1,246	700
Undrawn credit facility fees	—	(305)
Other income (expense), net	(20)	39

Total other income, net	1,226	434

Income before income taxes	39,308	50,202
Provision for income taxes	(10,055)	(18,647)

Net income	29,253	31,555
Series A preferred stock dividends, declared and paid	—	1,750
Series B preferred stock dividends, declared and paid	—	2,109
Series A preferred stock dividends, undeclared	1,750	—
Series B preferred stock dividends, undeclared	2,109	—

Net income attributable to common stockholders	$25,394	$27,696

Operational EBITDA	$71,777	$69,674

Iridium Communications, Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Nine Months Ended September 30,
	2017	2016
Revenue
Service revenue
Commercial	$192,298	$184,625
Government	66,000	66,000

Total service revenue	258,298	250,625
Subscriber equipment	57,742	57,822
Engineering and support service	16,537	17,744

Total revenue	332,577	326,191

Operating expenses
Cost of services (exclusive of depreciation and amortization)	59,209	48,287
Cost of subscriber equipment sales	33,158	33,798
Research and development	10,222	11,610
Selling, general and administrative	58,099	60,133
Depreciation and amortization	56,652	37,588

Total operating expenses	217,340	191,416

Gain on Boeing transaction	14,189	—

Operating income	129,426	134,775

Other income (expense)
Interest income, net	2,911	2,258
Undrawn credit facility fees	(25)	(1,176)
Other income (expense), net	(138)	359

Total other income, net	2,748	1,441

Income before income taxes	132,174	136,216
Provision for income taxes	(40,195)	(49,287)

Net income	91,979	86,929
Series A Preferred Stock dividends, declared and paid	1,750	5,250
Series B Preferred Stock dividends, declared and paid	2,109	6,327
Series A Preferred Stock dividends, undeclared	3,500	—
Series B Preferred Stock dividends, undeclared	4,218	—

Net income attributable to common stockholders	$80,402	$75,352

Operational EBITDA	$201,948	$192,926

Iridium Communications, Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2017	2016		2017	2016
Revenue
Service revenue(1)
Commercial
Voice and M2M data service
Voice and data	$48,169	$48,054	0%	$136,342	$135,852	0%
M2M data(2)	19,733	17,262	14%	55,956	48,773	15%

Total commercial voice and M2M data service	67,902	65,316	4%	192,298	184,625	4%
Government service revenue(3)	22,000	22,000	0%	66,000	66,000	0%

Total service revenue	89,902	87,316	3%	258,298	250,625	3%
Subscriber equipment	21,784	19,900	9%	57,742	57,822	0%
Engineering and support(4)
Commercial	784	674	16%	1,991	1,869	7%
Government	4,077	4,904	-17%	14,546	15,875	-8%

Total engineering and support	4,861	5,578	-13%	16,537	17,744	-7%

Total revenue	$116,547	$112,794	3%	$332,577	$326,191	2%

Operational EBITDA
Operational EBITDA	$71,777	$69,674	3%	$201,948	$192,926	5%
Other
Capital expenditures (5)	$122,540	$74,989		$290,712	$231,791
Net debt (6)	$1,376,501	$1,130,498
Cash, cash equivalents, and marketable securities	$350,361	$426,374
Credit facility	$1,800,000	$1,669,872
Deferred financing costs	(104,168)	(123,095)

Credit facility, net	$1,695,832	$1,546,777

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)	M2M data service provides a two-way short burst data transmission between Iridium Communications Inc.‘s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions. Additionally, M2M data service provides position, navigation and timing technology through Iridium Communications Inc.‘s one-way satellite timing, location, and authentication services.
(3)	Government service revenue consists of voice and M2M data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(4)	Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.
(5)	Capital expenditures based on cash spent in the respective period.
(6)	Net debt is calculated by taking the sum of the credit facility and the Thales bills of exchange, less cash and cash equivalents, marketable securities, and the debt service reserve for the credit facility.

Iridium Communications, Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of September 30,		% Change
	2017	2016
Billable Subscribers (1)
Commercial
Voice and M2M data service
Voice and data	368	358	3%
M2M data	486	398	22%

Total commercial voice and M2M data service	854	756	13%
Government
Voice and M2M data service
Voice and data	49	43	14%
M2M data	46	39	18%

Total government voice and M2M data service	95	82	16%

Total billable subscribers	949	838	13%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2017	2016		2017	2016
Net Subscriber Additions
Commercial
Voice and M2M data service
Voice and data	8	(1)	900%	15	7	114%
M2M data	25	14	79%	73	39	87%

Total commercial voice and M2M data service	33	13	154%	88	46	91%
Government
Voice and M2M data service
Voice and data	1	—	NM	5	3	67%
M2M data	2	2	0%	6	7	-14%

Total government voice and M2M data service	3	2	50%	11	10	10%

Total billable subscribers	36	15	140%	99	56	77%

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2017	2016		2017	2016
ARPU(2)
Commercial
Voice and data	$43	$44	-2%	$41	$42	-2%
M2M data	$13	$15	-13%	$13	$14	-7%

(1)	Subscribers as of the end of the respective period.
(2)	Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period. ARPU excludes revenue from our non-subscriber satellite, timing, and location service that was launched in the second quarter of 2016 and revenue from data fees collected as part of the hosted payload service that became available with Iridium NEXT in the first quarter of 2017.

NM - not meaningful